CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the successor to MSCM LLP (which firm merged into MNP LLP on June 1, 2013), we consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of MSCM LLP’s report dated March 19, 2013 relating to the financial statements of Environment Solutions Worldwide, Inc. in the Annual Report on Form 10-K of Environmental Solutions Worldwide, Inc. for the year ended December 31, 2012 and to the reference to MSCM LLP under the heading “Experts” in this Amendment No. 2 to the Registration Statement on Form S-1.

Signed:

/S/ “MNP LLP”

Toronto, Ontario

February 11, 2014